CONTACT:	FOR IMMEDIATE RELEASE
Bryan R. McKeag	September 14, 2015
Executive Vice President
Chief Financial Officer
(563) 589-1994
bmckeag@htlf.com

HEARTLAND COMPLETES ACQUISITION OF
FIRST SCOTTSDALE BANK, NATIONAL ASSOCIATION, IN ARIZONA

Dubuque, Iowa, September 14, 2015 - Heartland Financial USA, Inc. (NASDAQ: HTLF) announced today that it has completed its acquisition of First Scottsdale Bank, National Association, in Scottsdale, Arizona. At the close of business on September 11, 2015, First Scottsdale Bank was acquired by Heartland and simultaneously merged into Arizona Bank & Trust, Heartland’s Arizona bank subsidiary.

The merger agreement, which received First Scottsdale Bank shareholder approval and all regulatory approvals, was completed as an all-cash transaction valued at approximately $17.7 million and represented 106% of tangible book value. Heartland expects the transaction to be accretive to its earnings per share within the first full year of combined operations.

As of June 30, 2015, First Scottsdale Bank had assets of approximately $96 million, including $63 million in loans outstanding and $79 million in deposits. Arizona Bank & Trust had assets of approximately $511 million, including $384 million in loans and $406 million in deposits. Following the consolidation of two First Scottsdale Bank branches into nearby Arizona Bank & Trust banking centers, the merger expands the number of Arizona Bank & Trust locations from seven to eight and adds Gold Canyon to the bank’s service area.

Boenning and Scattergood, Inc. served as financial advisor to First Scottsdale Bank and Sacks Tierney P.A. served as First Scottsdale Bank’s legal advisor. Panoramic Capital Advisors Inc. served as financial advisor to Heartland, and Dorsey & Whitney LLP served as Heartland’s legal advisor.

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About Heartland Financial USA, Inc.

Heartland Financial USA, Inc. is a $6.7 billion asset diversified financial services company providing banking, mortgage, private client, investment, insurance and consumer finance services to individuals and businesses. Heartland currently has 89 banking locations in 68 communities in Iowa, Illinois, Wisconsin, New Mexico, Arizona, Montana, Colorado, Minnesota, Kansas, Missouri and Texas, with mortgage loan production offices in California, Nevada, Idaho, Oregon and Washington. Additional information about Heartland Financial USA, Inc. is available at www.htlf.com.

About Arizona Bank & Trust

Arizona Bank & Trust, a subsidiary of Heartland Financial USA, Inc., is a community bank with assets of approximately $600 million and eight banking centers located in Phoenix, Scottsdale, Tempe, Mesa, Chandler, Gilbert and Gold Canyon. The bank offers a wide array of deposit, loan and private client services that fulfill the needs of businesses and consumers who desire top quality financial products and superior customer service. To learn more about Arizona Bank & Trust, visit www.arizbank.com or call 602.381.2090 to learn more. Arizona Bank & Trust is a member of FDIC and an Equal Housing Lender.

Safe Harbor Statement

This release, and future oral and written statements of Heartland and its management, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Heartland’s financial condition, results of operations, plans, objectives, future performance and business. Although these forward-looking statements are based upon the beliefs, expectations and assumptions of Heartland’s management, there are a number of factors, many of which are beyond the ability of management to control or predict, that could cause actual results to differ materially from those in its forward-looking statements. These factors, which are detailed in the risk factors included in Heartland’s Annual Report on Form 10-K filed with the Securities and Exchange Commission, include, among others: (i) the strength of the local and national economy; (ii) the economic impact of past and any future terrorist threats and attacks and any acts of war, (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. All statements in this release, including forward-looking statements, speak only as of the date they are made, and Heartland undertakes no obligation to update any statement in light of new information or future events.

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